September 25th, 2006

Mr. Claes-Inge Isacson

Dear Claes-Inge:

We are very pleased to offer you the position of Chief Operating Officer for Mercer International Inc. We understand that you would be prepared to start in your position as soon as possible. This offer of employment is subject to a detailed background check and referencing conducted by Korn/Ferry.

Base Compensation	•	€325,000 per annum.
	•	Salary is reviewed in January of each year.

Target Bonus	•	Target is based on 2 months salary based on achievement of specific objectives.
	•	There is opportunity to exceed target for exceptional performance.

Signing Bonus	•	€20,000

LTIP/Stock Options	•	15,000 Restricted Stock Grant
	•	Vesting - 1/3 will vest immediately upon employment. The remaining 2/3 will vest over two years on each anniversary.

Pension	•	10% of Base Salary plus 5% of Bonus. Contributions are funded monthly into a tax deferred pension scheme.

Benefits • Health etc… • Vacation • Car	•	Full benefit program (includes family) - standard executive coverage for health, dental, life, short term and long term disability insurance.
	•	5 weeks Vacation
	•	Car - Audi A6 Level. Benefit covers auto lease, insurance, maintenance and operating costs.

Housing Assistance	•	6 months rent (maximum €1,100 per month) for temporary lodging in Berlin. Any unused housing allowance may be used to assist in furnishing your Berlin accommodation.
	•	Acknowledgment of travel cost between Germany and Sweden (Maximum 2 times per month for 12 months).

MERCER INTERNATIONAL INC.
SUITE 2840 - 650 WEST GEORGIA STREET, VANCOUVER, BRITISH COLUMBIA, V6B 4N8 T: (604) 684-1099 F: (604) 684-1094
14009 INTERURBAN AVENUE SOUTH, SUITE 282, SEATTLE, WASHINGTON 98168 T: (206) 674-4639 F: (206) 674-4629

Moving and Relocation	•	It is understood that you will relocate to Berlin within twelve months to perform your duties.
	•	We will reimburse reasonable costs associated with moving household effects from Sweden to Germany and unusual costs associated with the turmoil of relocation.

Severance Agreement	•
We will provide a specified severance entitlement for dismissal without cause or change of control equal to "eighteen months" base salary plus target bonus, provided you have relocated to Germany. Should you not relocate to Germany, we reserve the right to terminate without severance. (A change of control means the completion of a merger, amalgamation or consolidation of the corporation with or into another entity if more than 50% of the voting equity of the new entity are held by persons who were not stock holders of the corporation immediately prior to the transaction).

Claes-Inge, we are eager to begin working with you and are confident your contribution to Mercer's team will be exceptional. Please feel free to contact me directly to discuss any questions you might have regarding this offer. You can reach me at 604-684-1099.

Please confirm your acceptance by signing the enclosed copy of this letter and returning it to me.

Yours very truly,
MERCER INTERNATIONAL

/s/ David M. Gandossi
David M. Gandossi
Executive Vice President, CFO & Secretary

ACCEPTED AND AGREED TO THIS 27 DAY OF SEPTEMBER, 2006.

/s/ Claes-Inge Isacson
Claes-Inge Isacson

MERCER INTERNATIONAL INC.
SUITE 2840 - 650 WEST GEORGIA STREET, VANCOUVER, BRITISH COLUMBIA, V6B 4N8 T: (604) 684-1099 F: (604) 684-1094
14009 INTERURBAN AVENUE SOUTH, SUITE 282, SEATTLE, WASHINGTON 98168 T: (206) 674-4639 F: (206) 674-4629